Exhibit 10.1

February 22, 2013

PERSONAL AND CONFIDENTIAL

Jason Boling

5128 Corte Tiara

Camarillo, CA 93012

Dear Jason

I am pleased to offer you the position of Chief Financial Officer at Cherokee, Inc. (the “Company”).  I am confident that you will find Cherokee to be an exciting and challenging environment in which to work.  This letter will confirm the most important details of our offer to you.

I.          TITLE

Chief Financial Officer.

II.            RESPONSIBILITIES

You will report to Henry Stupp, the Company’s Chief Executive Officer.  You will have responsibility over finance and other functional areas to be determined, which initially shall include IT, HR, IR tax and legal.  Please also refer to the attached schedule.

III.          COMPENSATION

(a.)                          Base Salary – $9,615.39 payable bi-weekly in arrears; ($250,000.00 annually).

(b.)                        Performance Bonus - Cherokee’s compensation philosophy is performance-based. Bonus awards, if any, are completely discretionary and dependent upon the performance of the Company and an executive’s individual contribution.  However, you have the opportunity to receive a bonus up to 40% of your base compensation.  In addition, for the fiscal year ending 1/31/14, you shall receive a guaranteed minimum $35,000.00 bonus payable in accordance with all other employee bonuses for FY14.

(c.)                          Equity Incentive Awards –  Upon approval of the Compensation Committee of the Board of Directors prior to commencement of your employment, as a material inducement to join the Company, you shall be awarded an option to acquire 30,000shares of the Company’s common stock.  The award shall vest in annual one-third (1/3) increments over a three-year period commencing you’re your employment at Cherokee Inc.  In addition, subject to approval of the Compensation Committee, you will also receive an additional equity incentive award following stockholder approval of an increase in the number of shares subject to the Company’s equity incentive plan.  Any unexercised shares will lapse after 90-days of termination.

Jason Boling	Page 1 of 7
		initial	initial

IV.          BENEFITS

You will receive the same benefit package available to all employees of Cherokee.  Medical insurance coverage is effective the first day of the month following your first 90-days.  However during this 90-day period, you shall receive additional compensation in the amount of $TBD per month, which amount is intended to subsidize the costs of insurance that you may incur during that 90-day period.

In addition, you will also be immediately eligible for 3 weeks of paid vacation per year, accrued at a rate of 4.62 hours per pay period.

V.           TERMINATION / RESIGNATION / NON-COMPETE

We look forward to a prosperous and mutually beneficial working relationship with you.  However, your employment with Cherokee Inc. shall be “at will” at all times.  The Company may terminate your employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees.  Similarly, you may terminate your employment with the Company at any time for any reason or no reason at all.  If you are terminated for reasons other than for Cause, by Death or by Disability then you will receive severance payments according to the schedule below and will also include any earned but unpaid compensation and benefits for the respective periods provided you first sign a release agreement in the form and substance reasonably satisfactory to the Company within forty-five (45) days following your termination of employment.  Severance payments shall commence on the sixtieth (60th) day following your termination of employment, conditioned upon the execution of the release as provided in the preceding sentence and the expiration of any revocation periods provided under the terms of the release or law.  Upon termination of your employment, you shall be deemed to have resigned from all offices and directorships then held with the Company.  Following any termination of employment, you shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees.  You shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to your employment by the Company.

# of months employed by Company	(# of months of then current base compensation)
0 – 6	3-months
>6 – 36	6-months
>36	1-year

Jason Boling	Page 2 of 7
		initial	initial

You acknowledge and agree that in your role as Chief Financial Officer, you shall acquire confidential and proprietary information belonging to the Company.  To preserve and protect this information and the assets of the Company, you agree that during the period of your employment by the Company you will not, without the Company’s express written consent, engage in any employment or business activity other than for the Company, and for the period of your employment by the Company you will not: (i) induce any employee of the Company to leave the employ of the Company; or (ii) solicit the business of any client or customer of the Company (other than on behalf of the Company).  You further agree that, after the date of termination of your employment with the Company, you will not: (i) use or disclose to others the Company’s proprietary information for any purpose at any time; or (ii) engage in any acts of unfair competition, including but not limited to use or disclosure of the Company’s trade secrets for the benefit of or to any competitor; or (iii) for (1) year after the date of termination of your employment by the Company, solicit for hire any associate or key consultant of the Company with whom you became familiar or otherwise gained any knowledge while you were employed by the Company.

Change of Control

During the term of your employment with the Company, in the event that (i) the Company undergoes a Change of Control Event; and (ii) within 12 months of the Change of Control Event, your position is eliminated, you are terminated for any reason other than Cause, or the Company materially reduces your duties or responsibilities, or an office move greater that would extend your commute by greater than 30 miles, provided you first sign a release agreement in the form and substance reasonably satisfactory to the Company within forty-five (45) days following your termination of employment then, commencing on the sixtieth (60th) day following your termination and provided that you have not revoked the release agreement, the Company shall:

1.            pay you an amount equal to twelve (12) months of your annualized base salary and any guaranteed or earned but unpaid bonus amount;

2.            pay for the continuation of your health care coverage under COBRA for twelve (12) months; and

3.            all unvested equity held at the change in control event shall fully vest.

Compliance with Section 409A.  Notwithstanding anything to the contrary in this offer letter, no severance pay or benefits to be paid or provided to you, if any, pursuant to this offer letter or otherwise that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) will be paid or otherwise provided until you have had a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to you, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have had a “separation from service” within the meaning of Section 409A.  Each payment and benefit payable under this offer letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

VI.                              DEFINITIONS

For purposes hereof, a “Change of Control Event” means the sale, transfer, merger or disposition of all or substantially all of the assets or stock of the Company, by way of contribution, reorganization, share exchange, stock purchase or sale, asset purchase or sale, or other form of corporate transaction.

Jason Boling	Page 3 of 7
		initial	initial

For purposes hereof, the term “Cause” shall mean any of the following: (i) your conviction of, or plea of guilty to, a felony or crime involving moral turpitude; (ii) your personal dishonesty directly affecting the Company; (iii) your willful misconduct or gross negligence; (iv) your breach of a fiduciary duty to the Company; (v) your commission of an act of fraud, embezzlement or misappropriation against the Company; or (vi) your failure to substantially perform your duties as Chief Financial Officer of the Company.

“Disability” shall mean that you are unable to carry out the responsibilities and functions of the position held by you by reason of any physical or mental impairment for more than 120 days in any twelve-month period.  If you suffer from a Disability, then, to the extent permitted by law, the Company may terminate your employment.  The Company shall pay to you all compensation to which you are entitled up through the date of termination, and thereafter all obligations of the Company under this offer letter shall cease.  You will not be entitled to any severance payments.  Nothing in this offer letter shall affect your rights under any disability plan in which you are a participant.

VII.                          START DATE

Your employment is contingent on you executing a Proprietary Information and Inventions Agreement and providing the Company with legal proof of your identity and authorization to work in the United States at the time of hire.  This offer is also subject to approval of the Compensation Committee, which I expect will be obtained imminently.

I am enclosing two copies of this letter.  Please sign and return one copy to me and keep the other copy for your files.  This letter contains our entire agreement and understanding regarding the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral.  This letter may be modified only in an express writing signed by you and the Chief Executive Officer of the Company.

We are very excited about you joining the Cherokee team and look forward to your contributions to the growth and success of the Company.

Sincerely,

/s/ Howard Siegel
Howard Siegel
President & COO

ACCEPTED:

/s/ Jason Boling	Date: 2/23/13
Jason Boling

Jason Boling	Page 4 of 7
		initial	initial